Exhibit 99.4

Noble Innovations to Display its New Viridian Tankless Water Heaters at the Kitchen & Bath Industry Show in Atlanta

Noble Innovations, Inc. (OTCBB: NOBV) announced today that it will be exhibiting its Viridian® brand of whole-house, electric tankless water heaters at the May 2009 Kitchen & Bath Industry Show in Atlanta, Georgia. Owned and produced by the National Kitchen & Bath Association, the Kitchen & Bath Industry Show (KBIS) is the world's largest trade show specializing in the kitchen and bath industry. This annual event provides thousands of manufacturers from around the world an opportunity to showcase their latest products and innovative designs. An estimated 35,000 key industry decision makers from national and international markets are expected to attend.

According to James Cole, President and CEO of Noble Innovations, “As with the recent International Builders Show in Las Vegas, where we introduced Viridian electric tankless water heaters to thousands of building industry professionals, we know that thousands of other builders, remodelers and kitchen/bath designers will be attending KBIS in Atlanta, to see the latest in new kitchen and bath products.” Cole continued, “Although major remodeling projects and new home starts are down, of necessity home buyers and builders are all considering the energy, water, material and space-saving benefits provided by whole-house, electric and gas tankless water heaters, and other energy-wise products. Tankless water heaters have become one of the most demanded new items for energy efficient, ‘green’ homes and remodeling projects.”

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green-conscious." Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company's first product is the new Viridian high-quality, whole-house, electric tankless water heater. For more information, see www.ViridianTankless.com.

About The National Kitchen & Bath Association

The National Kitchen & Bath Association (NKBA) is an international not-for-profit organization that has educated and led the kitchen and bath industry for 46 years. As the only trade association dedicated exclusively to the kitchen and bath industry, the NKBA is the leading source of information and education for both consumers and professionals. With more than 40,000 members, the NKBA owns the Kitchen/Bath Industry Show & Conference, the world's largest trade show and industry event. The mission of the NKBA is to enhance member success and excellence by promoting professionalism and ethical business practices, and providing leadership and direction for the kitchen and bath industry. For more information about NKBA, see www.nkba.org. For more information about KBIS, see www.kbis.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including, but not limited to: actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays and any other difficulties related to Noble's business plan; risks and effects of legal administrative proceedings and governmental regulations; future financial operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

Source: Business Wire (February 19, 2009 - 6:01 AM EST)

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